EXHIBIT 10.3.1

First Addendum to the Amended and Restated Technology License Agreement

between

The Research Foundation for State University of New York

for and on behalf of University at Buffalo

and

Donald D. Hickey, M.D.

and

 Clas E. Lundgren, M.D., Ph.D.

and

Scivanta Medical Corporation

This First Addendum (this “First Addendum”) to the Amended and Restated Technology License Agreement, entered into as of the 14th day of March, 2013 (the “First Addendum Effective Date”), is by and among The Research Foundation for State University of New York, for and on behalf of University at Buffalo, a non-profit corporation organized and existing under the laws of the State of New York (the “Foundation”), Donald D. Hickey, M.D. (“Hickey”), Clas E. Lundgren, M.D., Ph.D. (a/k/a Claes Lundgren and referenced herein as “Lundgren”) and Scivanta Medical Corporation (formerly Medi-Hut Co., Inc.), a corporation duly organized under the laws of the State of Nevada, and having its principal place of business at 215 Morris Avenue, Spring Lake, New Jersey 07762 (“Licensee”).  Foundation, Hickey and Lundgren will be collectively referenced herein as “Licensor.”  Capitalized terms used herein, but not otherwise defined herein, shall have such meanings as given to such terms in the Technology License Agreement, as such term is defined below.

WHEREAS, Licensor and Licensee entered into an exclusive Amended and Restated Technology License Agreement on February 14, 2011 (the “Technology License Agreement”), to facilitate the development and commercialization of certain technology owned by Licensor so that this technology may be utilized to the fullest extent for the benefit of Licensee, Licensor, the inventor(s) and the public; and

WHEREAS, Licensor and Licensee desire to modify the Technology License Agreement for the mutual benefit of both parties;

NOW, THEREFORE, in consideration of the mutual promises and covenants contained herein, and for other good and valuable consideration, the receipt of which is hereby acknowledged, the parties agree as follows:

1.           The modifications of the Technology License Agreement herein will be effective as of the First Addendum Effective Date and will remain in effect for the duration of the Technology License Agreement unless further modified in writing by the parties hereto.

2.           Section 2.7 will be added to the Technology License Agreement as follows:

2.7           Intellectual Property Assignment.  Concurrent with the execution of the First Addendum, Licensee will execute an intellectual property assignment to Licensor of any and all Licensee Improvements made, conceived, reduced to practice or fixed in a tangible medium by Licensee or its consultants, suppliers or contractors at any time after the 10th day of November, 2006.  Thereafter such intellectual property will be considered Licensor Technology under the Technology License Agreement.

3.           Section 3.10 of the Technology License Agreement is hereby deleted in its entirety and replaced with the following:

3.10         Cash Payment.  Licensee will pay Hickey a first cash payment of $50,000 on or before a date that is thirty (30) days after the closing of any single financing round of at least $3,000,000 or any series of financing rounds within a six (6) month period totaling at least $3,000,000.  Licensee will pay Hickey a second cash payment of $55,000 on or before the date that is thirty (30) days after the first commercial sale of a Licensed Product by the Licensee.  If the Licensee fails to make the payment pursuant to this Section 3.10 on or before the due date, then interest will accrue on any outstanding balance at a rate that is equal to the lesser of the maximum rate allowed by law or 1.5% per month.

4.           Section 3.12 will be added to the Technology License Agreement as follows:

3.12         Second Stock Grant.  Licensee will issue shares of Common Stock to the Licensor equal to $130,000 on the date the Company files for approval to market and sell a Licensed Product in a Major Market Country (defined below).  The number of shares of Common Stock to be issued to the Licensor will be calculated based on the Market Price of the Common Stock.  The Market Price is the closing price of the Common Stock on the domestic securities market on which the Common Stock may at the time be listed, averaged over a period of ten (10) trading days in which the stock traded immediately preceding the day as of which the “Market Price” is being determined.  The shares of Common Stock to be issued to the Licensor shall be allocated as follows: (a) 57% to the Foundation; (b) 23% to Hickey; and (c) 20% to Lundgren.  Each certificate representing the shares of Common Stock to be issued pursuant to this Section 3.12 will contain a restrictive legend on transfer and the Licensee has no obligation to register any of the shares of Common Stock under the Securities Act of 1933.

5.           Section 3.13 will be added to the Technology License Agreement as follows:

3.13         Third Stock Grant.  Licensee will issue shares of Common Stock to the Licensor equal to $160,000 on the date of the Company receives approval to market and sell a Licensed Product in a Major Market Country.  The number of shares of Common Stock to be issued to the Licensor will be calculated based on the Market Price of the Common Stock.  The shares of Common Stock to be issued to the Licensor shall be allocated as follows: (a) 57% to the Foundation; (b) 23% to Hickey; and (c) 20% to Lundgren.  Each certificate representing the shares of Common Stock to be issued pursuant to this Section 3.12 will contain a restrictive legend on transfer and the Licensee has no obligation to register any of the shares of Common Stock under the Securities Act of 1933.

6.           Section 4.1 of the Technology License Agreement is hereby deleted in its entirety and replaced with the following:

4.1           Licensee will use commercially reasonable efforts to commercialize and market Licensed Products as soon as practicable and in accordance with the milestone events set forth herein.  For purposes of this Agreement, the U.S., EU member countries, India, China, Brazil or Russia will be referred to individually as a “Major Market Country” or in groups of two or more as “Major Market Countries”.

7.           Section 4.2 of the Technology License Agreement is hereby deleted in its entirety and replaced with the following:

4.2           Unless there is “good reason” that such milestones cannot be reached with commercially reasonable efforts, Licensee undertakes to reach the following milestones in the timeframes set forth below:

(a)	On or before December 31, 2014, Licensee will, on its own or through a Sublicensee, commence a human clinical trial in at least one Major Market Country.

(b)	On or before December 31, 2016, Licensee will, on its own or through a Sublicensee, make a first commercial sale in at least two Major Market Countries.

(c)
Within twenty-four (24) months of completing the due diligence milestone in Section 4.2 (b) (i.e. making a first commercial sale in at least two Major Market Countries) Licensee will, on its own or through a Sublicensee, make a first commercial sale in at least two additional Major Market Countries.

As used herein, the term “good reason” will include:

1.
Events of force majeure bearing on the ability of Licensee to make, use or sell the device in the respective jurisdiction(s), including, but not limited to, unavailability of raw materials, commercial embargo, custom restrictions, state of war or similar political conflicts;

2.	The performance of the device in such a fashion that it is deemed to be dangerous or to incur undo risk for the user or patient or is medically unreliable;

3.	A determination by a governmental agency that the device will require clinical trials that reasonably cannot be completed before the milestone is reached;

4.	A challenge, claim, suit or interference to the Patent Rights or division of a patent that raises a significant commercial risk unless resolved;

5.
A determination that the device will require the filing of a PMA (by FDA in the U.S., or by similar determination by a governing agency in another jurisdiction) or that FDA has amended the requirements for approval as a 510(k) device;

6.
The revelation of facts concerning the state of development of the device, the clinical or biological results pertaining thereto, the ownership of the device or other significant facts bearing on the commercial viability of the device, which are contrary to or in conflict with the statements and/or representations of the Licensor or its agents concerning the device; or

7.	Adverse events or other clinical results suggesting a change in design or manufacture.

Except with respect to the occurrence of the events set forth in either 4 or 6 above, in the event of failure to meet the milestones for “good reason”, Licensee and Licensor will negotiate in good faith to amend the milestones, taking into account the “good reason” event that has occurred, in order to establish a revised set of commercially reasonable milestones and timeframes to be met by Licensee going forward.

In the event that: (i) a challenge, claim, suit interference to the Patent Rights that raises a significant commercial risk unless resolved, or is incapable of being resolved, or (ii) the revelation of facts concerning the state of development of the device, the clinical or biological results pertaining thereto, the ownership of the device or other significant facts bearing on the commercial viability of the device, which are contrary to or in conflict with the statements and/or representations of the Licensor or its agents concerning the device, Licensee will have the right to terminate this Agreement in accordance with Section 10.3.

8.           Section 4.3 of the Technology License Agreement is hereby deleted in its entirety and replaced with the following:

4.3           The Foundation (on behalf of the Licensors) will have the right to request a quarterly meeting with the Licensee, including as appropriate representatives from each of the catheter, software, hardware and clinical trial vendors involved in the development and testing of Licensed Products, to brief the Licensors on the status of product development and related clinical trials for the Licensed Product.  The meetings will be conducted via teleconference.  This right of the Licensors will expire upon the Licensee’s submission of an application for approval of the Licensed Product to the FDA.

9.           Section 4.4 of the Technology License Agreement is hereby deleted in its entirety and replaced with the following:

4.4           The Foundation is granted the right to have one person receive all written information provided to the Licensee’s board of directors, in conjunction with a meeting of the Licensee’s board of directors, which pertains to the Licensed Products.  The person designated by the Foundation will be subject to the approval of the Licensee, which approval will not be unreasonably withheld.  The Licensee approves Jeffrey A. Dunbar, or his successor at the Foundation, as the Foundation’s designee to receive the information.  This right of the Foundation will expire upon the Licensee receiving FDA approval to market the Licensed Product in the U.S.

10.         Other than as specifically modified in this First Addendum, all other terms, conditions and covenants of the Technology License Agreement shall remain in full force and effect.

----SIGNATURE PAGE FOLLOWS----

IN WITNESS WHEREOF, the undersigned duly authorized representatives of the parties have executed this First Addendum, effective as of the First Addendum Effective Date.

SCIVANTA MEDICAL CORPORATION		THE RESEARCH FOUNDATION FOR STATE UNIVERSITY OF NEW YORK

By:	/s/ David R. LaVance	By:	/s/ Woodrow W. Maggard
	David R. LaVance		Woodrow W. Maggard

Title:	President and Chief Executive Officer	Title:	Associate Vice Provost, STOR

DONALD D. HICKEY, M.D.		CLAS E. LUNDGREN, M.D., Ph.D.

By:	/s/ Donald D. Hickey	By:	/s/ Clas E. Lundgren
	Donald D. Hickey, M.D.		Clas E. Lundgren, M.D., Ph.D.